Exhibit 99

FOR IMMEDIATE RELEASE

Investor and Media Contact: Robert L. Saxton

Alliance Gaming

(702) 270-7600

ALLIANCE GAMING REPORTS FIRST QUARTER LOSS OF ($0.13) FROM CONTINUING OPERATIONS

Las Vegas, Nev., October 21, 2004 - Alliance Gaming Corporation (NYSE: AGI) today announced its results for its first fiscal quarter ending September 30, 2004. First quarter loss from continuing operations totaled $(6.4) million, or $(0.13) per diluted share, on revenues of $116.9 million. For the comparable prior year quarter ended September 30, 2003, the Company reported income from continuing operations of $1.8 million or $0.04 per diluted share (or $0.19 excluding the refinancing charge), on revenues of $101.2 million.

Consolidated results for the September 30, 2004 quarter include:

•                  Revenues from continuing operations of $116.9 million, an increase of 16% from the $101.2 million in the prior year quarter.

•                  Operating loss from continuing operations of $(6.4) million, compared to operating income of $21.9 million in the prior year quarter.

•                  EBITDA from continuing operations of $4.4 million, compared to Adjusted EBITDA of $28.0 million in the prior year quarter.

•                  A restructuring charge of $1.4 million (or $0.02 per share, net of tax) reflecting the reduction in work-force which occurred during the current quarter.

•                  An inventory write down of $3.0 million (or $0.04 per share, net of tax) for recently discontinued legacy video products and used games, and $1.0 million (or $0.01 per share, net of tax) for increased bad debt reserves for one significant customer account.

Adjusted earnings before interest, taxes, depreciation, amortization and before refinancing charge (Adjusted EBITDA), and Adjusted EPS excluding refinancing charge, are not Generally Accepted Accounting Principles (GAAP) measurements. Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. A reconciliation of Adjusted EBITDA to income from continuing operations and a reconciliation of Adjusted EPS excluding the refinancing charge to GAAP EPS are attached to this press release.

Cash and Capital Expenditures:

•                  As of September 30, 2004, cash and cash equivalents totaled $43.2 million, which included approximately $1.9 million held for operational purposes in vaults, cages and change banks and $14.4 million held in jackpot reserve accounts.

•                  During the September 2004 quarter the Company utilized the proceeds from the sale of United Coin and Rail City to reduce its term loan by $31.6 million, and repaid the revolving credit finance by $70 million to zero.

•                  For the quarter ended September 30, 2004, consolidated capital expenditures for our continuing operations, including costs to produce proprietary games, totaled $11.4 million compared to $6.7 million for the prior year quarter. The current period capital expenditures were driven by the continued deployment of wide-area progressive and daily-fee games.

•                  Net interest expense for continuing operations for the current quarter totaled $3.5 million compared to $5.7 million in the prior year period.

Guidance:

The Company has undertaken an extensive review of its operations and a strategic planning process in order to take advantage of current and emerging market opportunities to drive long-term shareholder value.  Given the extent of those actions, and the inherent uncertainty relating to the Company’s recent changes, the Company is no longer providing guidance for fiscal year 2005; however, based on expected business trends and conditions, the Company is cautiously optimistic that it will return to profitability for the second half of fiscal year 2005.

The Company will hold its conference call on Thursday, October 21, 2004 at 7 a.m. Pacific Time (10 a.m. Eastern Time). Participants may access the call by dialing (312) 461-9296 and using participant passcode 966541. The Company will also broadcast the conference call over the Internet. Interested parties are asked to log on to the call at www.alliancegaming.com using the Investor Relations tab 10 minutes prior to the start of the call.

******

Supplemental Business Unit Detail

Bally Gaming and Systems Quarterly Revenues Increase 18%

The following chart summarizes the financial information for the Bally Gaming and Systems business unit (dollars in millions):

	Three Months Ended September 30,
	2004	2003
Revenues:
Game sales	$51.5	$42.8
Gaming operations	33.2	15.7
System sales	19.4	30.0
Total revenues	104.1	88.5

Gross margin	53.2	55.2

Selling, general and administrative	36.2	23.0
Research and development	11.8	6.0
Depreciation and amortization	9.7	4.8

Operating Income (loss)	$(4.5)	$21.4

EBITDA	$5.2	$26.2
EBITDA Margin	5%	30%

Summary operating statistics:

Gross margin %:
Games	25%	46%
Gaming operations	73%	75%
Systems	82%	80%

New gaming devices sold	2,740	3,330
OEM units sold	1,920	1,865
New unit ASP (excluding OEM)	$10,394	$8,433

Systems revenue detail (in millions):
Hardware and software sales	$8.7	$22.1
Maintenance and service revenues	10.7	7.9
Total systems revenues	$19.4	$30.0

GMU installed base	281,000	239,000
Casino management systems installed base	221	197
System managed TITO games	97,800	34,000

	As of June 30th:
Recurring revenue game data:	2004	2003
Installed base:
WAP games	1,726	1,910
Daily fee games	7,985	2,483
Total	9,711	4,393
Centrally determined link count	17,995	—

	As of September 30th:
	2004	2003
Installed base:
WAP games	1,825	1,985
Daily-fee games	8,259	2,995
Total	10,084	4,980
Centrally determined link count	17,193	—

Revenues from game sales increased 20% over the prior year’s quarter resulting from a 10% decrease in new unit sales offset by an increase in the average new-unit selling price to $10,394 (excluding 1,920 OEM games). The increase in the average selling price includes the positive impact from the sale of 122 Monte Carlo and other premium-priced branded products.

Game sales gross margin declined to 25% from 46% in the prior year quarter resulting from lower margin international sales, lower margins on video games, as well as a $3.6 million inventory obsolescence charge, which included $3.0 million for slow moving recently discontinued legacy video products and used games.

Bally Systems revenues decreased 35% from the prior year quarter.  Revenues declined primarily in the area of hardware sales which reflects the fact that there were no new property openings during the current quarter. The recurring hardware and software maintenance revenues continued to increase due to the larger installed base of game monitoring units, which currently stands at 281,000 units in 221 casinos world-wide.  Bally Systems gross margin was 82% compared to 80% in the prior year period.

Gaming Operations revenues increased 111% to $33.2 million compared to the prior year’s quarter. The gross placements for all WAP and daily fee games totaled 2,405 units, and there were 2,032 units returned resulting in a 373 net increase in the installed base of games on a sequential basis as of September 30, 2004 compared to June 30, 2004.  The casino-owned central determination link count declined 802 units primarily due to the temporary closure of one Washington casino facility which will be replaced by a new facility in the upcoming quarter.  Gaming operations gross margin was 73% compared to 75% in the prior year quarter, reflecting a slightly higher frequency of WAP jackpots awarded during the current quarter.

Selling, general and administrative costs, increased 57% over the prior year.  This increase reflects the inclusion of SDG in the current period, as well as higher patent and litigation costs.  Bad debt expense totaled $2.7 million during the quarter resulting primarily from a $1.0 million reserve for a specific customer account that became delinquent during the period. During the quarter the Company completed a reduction in force and recorded a charge of $1.4 million related to severance benefits.

Research and development costs increased 97%, reflecting the inclusion of SDG and the continued game and system platform development as well as game content development for traditional and non-traditional gaming markets.

Casino Operations

Rainbow Casino Quarterly Revenues Flat to the Prior Year

The following chart summarizes the financial information for the Rainbow Casino in Vicksburg, Mississippi (Dollars in millions):

	Three Months Ended September 30,
	2004	2003
Rainbow Casino
Revenues	$12.8	$12.8
Operating Income	3.8	4.0
EBITDA	4.6	4.7
EBITDA Margin	36%	37%

Average Number of Gaming Devices	930	905
Avg. Number of Table Games	12	12

Rainbow Casino reported revenues which were flat to the prior year quarter. EBITDA was down $0.1 million and depreciation increased $0.1 million resulting in slightly lower operating income compared to the prior year quarter.

Discontinued Operations

United Coin Machine Co. (Nevada Route Operations)

A recent Federal District Court jury rendered a verdict in a patent infringement case filed by Action Gaming, Inc. and International Game Technology, Inc. The jury awarded the plaintiffs $7.4 million in damages related to a single optional feature offered in certain multi-handed poker games provided by United Coin Machine Co. The verdict is subject to various post-trial motions after entry of judgment, which in turn is subject to appeal.

The charge for the jury award, $4.7 million net of tax, has been recorded in the discontinued operations of United Coin.  The cost of the litigation is included in continuing operations.

Video Services Inc.

On October 15, 2004, the Company sold its interest in Video Services, Inc. to Churchill Downs Inc.  The net proceeds to Alliance totaled approximately $2.0 million.  No significant gain or loss on disposition is expected.

* * * * *

The disclosures herein include statements that are “forward looking” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, and are subject to the safe harbor created thereby.  Such forward looking information involves important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward looking statements made by or on behalf of the Company.  Future operating results may be adversely affected as a result of a number of factors including the impact of competition, uncertainties concerning such matters as the Company’s ability to service debt, product development, customer financing, sales to non-traditional gaming markets, foreign operations, dependence on key personnel, strict regulation by gaming authorities, the outcome of pending litigation matters including the pending securities class actions, gaming taxes and value added taxes, and other factors described in the Company’s filings with the Securities and Exchange Commission, including but not limited to the Company’s most recent reports on Form 10-K and 10-Q.

Alliance Gaming Corporation is a diversified gaming company headquartered in Las Vegas, Nevada.  The Company is engaged in the design, manufacture, operation and distribution of advanced gaming devices and systems worldwide and operates the Rainbow Casino in Vicksburg, Mississippi. Additional information about the Company can be found on the Alliance Gaming web site at: www.alliancegaming.com.

(Tables Follow)

ALLIANCE GAMING CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In 000’s, except per share amounts)

	Three Months Ended September 30,
	2004	2003 (a)
Revenues:
Gaming equipment and systems	$104,077	$88,468
Casino operations	12,836	12,755
	116,913	101,223
Costs and expenses:
Cost of gaming equipment and systems	50,836	33,237
Cost of casino operations	4,802	5,003
Selling, general and administrative	43,655	29,065
Research and development costs	11,772	5,963
Restructuring charge	1,435	—
Depreciation and amortization	10,841	6,022
	123,341	79,290
Operating income (loss)	(6,428)	21,933
Other income (expense):
Interest Income	480	43
Interest expense	(3,962)	(5,729)
Minority interest	(499)	(486)
Refinancing charge	—	(12,293)
Other, net	153	(354)
Income (loss) from continuing operations before income taxes	(10,256)	3,114
Income tax expense (benefit)	(3,851)	1,266

Income (loss) from continuing operations	(6,405)	1,848
Discontinued operations:
Income (loss) from discontinued operations of Nevada Route, net	(4,701)	3,132
Income from discontinued operations of Louisiana Route, net	310	310
Income from discontinued operations of Rail City Casino, net	—	738
Income (loss) from discontinued operations	(4,391)	4,180
Net income (loss)	$(10,796)	$6,028

Diluted earnings (loss) per share
Continuing operations	$(0.13)	$0.04
Discontinued operations	(0.08)	0.08
Total	$(0.21)	$0.12

Weighted average common and common share equivalents outstanding	51,218	50,687

Notes:

(a) The prior period results have been reclassified to report the results of the Rail City Casino as discontinued operations.

ALLIANCE GAMING CORPORATION

SUMMARY UNAUDITED BALANCE SHEETS

(In 000’s)

	September 30, 2004	June 30, 2004
ASSETS
Current assets:
Cash and cash equivalents	$43,229	$172,726
Accounts and notes receivable, net of allowance for doubtful accounts of $12,441 and $9,722	110,083	129,779
Inventories, net of reserves of $7,086 and $4,914	81,466	61,135
Deferred tax assets, net	20,053	20,054
Other current assets	22,264	12,420
Total current assets	277,095	396,114
Short-term investments (restricted)	4,676	2,528
Long-term receivables, net of allowance for doubtful accounts of $12 and $12	21,340	12,518
Lease receivables	8,308	5,614
Leased gaming equipment, net of accumulated depreciation of $36,081 and $31,105	47,138	46,634
Property, plant and equipment, net of accumulated deprecation and amortization of $27,371 and $23,127	76,694	75,838
Goodwill, net	136,781	136,989
Intangible assets, net of accumulated amortization of $14,532 and $12,489	61,990	63,623
Assets of discontinued operations held for sale	4,432	4,442
Other assets, net	6,365	6,354
Total assets	$644,819	$750,654

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$46,654	$37,515
Income taxes payable	420	7,233
Accrued liabilities	61,487	51,469
Jackpot liabilities	9,447	12,075
Current maturities of long-term debt	4,662	5,866
Liabilities of discontinued operations held for sale	1,229	4,337
Total current liabilities	123,899	118,495
Long-term debt, net	321,195	423,089
Deferred tax liabilities	850	849
Other liabilities	7,029	6,092
Minority interest	1,298	1,326
Total liabilities	454,271	549,851
Total stockholders’ equity	190,548	200,803
Total liabilities and stockholders’ equity	$644,819	$750,654

ALLIANCE GAMING CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In 000’s)

	Three Months Ended September 30,
	2004	2003
Cash flows from operating activities of continuing operations:
Net income (loss)	$(10,796)	$6,028
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities of continuing operations:
(Income) loss from discontinued operations	4,391	(4,180)
Depreciation and amortization	10,841	6,022
Refinancing charge	—	12,293
Deferred income taxes	2	1,277
Provision for losses on receivables	2,717	933
Inventory obsolescence	3,582	40
Other	(2,227)	(1,574)
Change in operating assets and liabilities, net of effects of business acquired:
Accounts and notes receivable	5,604	(5,581)
Inventories	(22,596)	(5,347)
Other current assets	(9,594)	(480)
Accounts payable	9,139	2,616
Accrued liabilities and jackpot liabilities	(6,587)	(8,290)
Net cash provided by (used in) operating activities of continuing operations	(15,524)	3,757

Cash flows from investing activities of continuing operations:
Additions to property, plant and equipment	(3,200)	(1,659)
Additions to leased gaming equipment	(8,192)	(5,004)
Additions to other long-term assets	(605)	(6,431)
Proceeds from sale of net assets of discontinued operations	—	16,500
Net cash provided by (used in) investing activities of continuing operations	(11,997)	3,406

Cash flows from financing activities of continuing operations:
Capitalized debt issuance costs	—	(5,686)
Premium paid on early redemption of debt	—	(5,399)
Proceeds from the issuance of long-term debt	—	275,000
Net change in revolving credit facility	—	70,000
Payoff of debt from refinancing	—	(337,625)
Payoff of debt due to sale of net assets of discontinued operations	(101,618)	—
Reduction of long-term debt	(1,511)	(879)
Re-purchase of treasury shares	(164)	—
Proceeds from exercise of stock options and warrants	873	1,460
Net cash used in financing activities of continuing operations	(102,420)	(3,129)

Effect of exchange rates changes on cash	47	(21)

Cash provided by discontinued operations	397	637

Cash and cash equivalents:
Increase for the period	(129,497)	4,650
Balance, beginning of period	172,726	38,884
Balance, end of period	$43,229	$43,534

ALLIANCE GAMING CORPORATION

Other Supplemental Information

Reconciliation to GAAP EPS

The following table reconciles Adjusted EPS excluding the refinancing charge to GAAP EPS from continuing operations:

	Three Months Ended September 30,
	2004	2003

Diluted earnings (loss) per share from continuing operations, as reported	$(0.13)	$0.04
Refinance charge, net of tax	—	0.15
Diluted earnings (loss) per share from continuing operations, excluding refinance charge	$(0.13)	$0.19

Reconciliation of Adjusted EBITDA to income (loss) from continuing operations

The following table reconciles earnings before interest, taxes, depreciation and amortization before refinancing charge (Adjusted EBITDA) to the Company’s income (loss) from continuing operations (in 000’s):

	Three Months Ended September 30,
	2004	2003
Net income (loss) from continuing operations	$(6,405)	$1,848
Income taxes	(3,851)	1,266
Other expense, net	346	840
Interest expense, net	3,482	5,686
Refinancing charge	—	12,293
Operating income (loss)	(6,428)	21,933
Depreciation and amortization	10,841	6,022
Adjusted EBITDA from continuing operations	$4,413	$27,955

The following tables reconcile operating income by business segment to Adjusted EBITDA:

For the quarter ended September 30, 2004 (from continuing operations) (in 000’s):

	Operating Income (Loss)	Depreciation and Amortization	EBITDA

Bally Gaming and Systems	$(4,487)	$9,729	$5,242
Rainbow Casino	3,796	789	4,585
Corporate expenses	(5,737)	323	(5,414)
	$(6,428)	$10,841	$4,413

For the quarter ended September 30, 2003 (from continuing operations) (in 000’s):

	Operating Income (Loss)	Depreciation and Amortization	Adjusted EBITDA

Bally Gaming and Systems	$21,358	$4,828	$26,186
Rainbow Casino	4,014	688	4,702
Corporate expenses	(3,439)	506	(2,933)
	$21,933	$6,022	$27,955

Adjusted net income excluding the refinancing charge is a non-GAAP financial measurement, and is presented as a supplemental disclosure because this is one of the performance measures used in our management incentive plans.

We believe that the analysis of Adjusted EBITDA, which is not a GAAP based financial measurement, is a useful adjunct to operating income, net income, cash flows and other GAAP-based measures. Adjusted EBITDA is a common measure of performance in the gaming industry but may not be comparable to similarly titled measures reported by other companies. We disclose Adjusted EBITDA primarily because it is a performance measure used by management in evaluating the performance of our business units and is one of several performance measures used in our management incentive plan. Additionally, Adjusted EBITDA is utilized as a performance measure in covenants for our bank credit agreement.

This non-GAAP information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States, such as operating income, net income or net cash provided by operating activities.